                                                                   Exhibit(a)(2)

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be exchanged or sold, nor may offers to exchange or purchase be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to exchange, sell, or the solicitation of an offer to exchange or buy, nor shall there be any exchange, sale, or the solicitation of an offer to exchange or buy, nor shall there be any exchange or sale in any state or jurisdiction in which such offer, exchange, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. In any state or jurisdiction where the securities laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer shall be deemed to be made on behalf of Coeur d`Alene Mines Corporation ("Coeur"), an Idaho corporation, by Robertson Stephens, the Dealer Manager for the exchange offer, by Robertson Stephens International, the International Dealer Manager for the exchange offer, or one or more registered brokers or dealers licensed under the laws of that state or jurisdiction.

                              Coeur d'Alene Mines

                             C O R P O R A T I O N

                          Notice of Offer to Exchange

                 up to $64,816,000 Principal Amount of Coeur's
       13 3/8% Convertible Senior Subordinated Notes due December 31, 2003
                               ("Exchange Notes")

                                      for

            up to $129,632,000 Aggregate Principal Amount of Coeur's
         7 1/4% Convertible Subordinated Debentures due October 31, 2005
                              ("7 1/4% Debentures")
                                      and
         6 3/8% Convertible Subordinated Debentures due January 31, 2004
                              ("6 3/8% Debentures")
                                      and
               up to $6,524,000 Principal Amount of Exchange Notes
                                       for
  up to $6,524,000 Principal Amount of 6% Convertible Subordinated Debentures
   due June 10, 2002 ("6% Debentures," and together with the 7 1/4% Debentures and 6 3/8% Debentures, the "Debentures")

                                       and

  Offer to Sell for Cash up to $25,000,000 Principal Amount of Exchange Notes

     Coeur is offering to exchange $1,000 principal amount of Exchange Notes for each $2,000 principal amount of the 7 1/4% and 6 3/8% Debentures, and $1,000 principal amount of Exchange Notes for each $1,000 principal amount of 6% Debentures. The offer to exchange Exchange Notes for Debentures (the "Exchange Offer") is made upon the terms and subject to the conditions set forth in Coeur's Preliminary Prospectus dated June 29, 2001 (the "Preliminary Prospectus") and in the related Letter of Transmittal, as they may be amended and supplemented from time to time.

     Holders of Debentures which are tendered and accepted in the Exchange Offer will have the right to purchase for cash up to $25,000,000 of additional Exchange Notes (the "Cash Offer"). To participate in the Cash Offer, holders of Debentures must furnish certain information in the space provided for this purpose in the related Letter of Transmittal. The Exchange Notes to be issued in the Exchange Offer and in the Cash Offer are expected to be listed on the New York Stock Exchange.

     Coeur shall not be obligated to accept any Debentures for exchange if less than a majority of the outstanding principal amount of Debentures Coeur is offering to acquire is tendered. A final Prospectus will be provided to the holders of Debentures that have been accepted for exchange promptly after Coeur's registration statement becomes effective.

--------------------------------------------------------------------------------
THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS, AND THE CASH OFFER, WILL EXPIRE AT 5:00 PM NEW YORK CITY TIME, 10:00 PM LONDON TIME, ON JULY 27, 2001, UNLESS THE EXCHANGE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     COEUR'S BOARD OF DIRECTORS HAS APPROVED THE EXCHANGE OFFER. HOWEVER, NEITHER COEUR NOR ITS BOARD OF DIRECTORS NOR THE DEALER MANAGER, INTERNATIONAL DEALER MANAGER, EXCHANGE AGENT OR INFORMATION AGENT IS MAKING ANY RECOMMENDATION TO THE DEBENTURE HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR DEBENTURES. DEBENTURE HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR DEBENTURES.

     The Exchange Offer will expire at 5:00 PM, New York City time, 10:00 PM London time, on Friday, July 27, 2001 (the "expiration date") unless Coeur, in its sole discretion, extends the period of time during which the Exchange Offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the Exchange Offer, as so extended by Coeur, shall expire. Coeur will pay accrued and unpaid interest on the Debentures through the expiration date of the Exchange Offer. For purposes of the Exchange Offer, Coeur will be deemed to have accepted for exchange Debentures properly tendered and not withdrawn, only when, as and if Coeur gives oral or written notice to The Bank of New York, the Exchange Agent for the Exchange Offer, of its acceptance of such Debentures for exchange under the Exchange Offer.

     All of the 7 1/4% Debentures and 6 3/8% Debentures have been issued in registered form. The 6% Debentures have been issued in registered and bearer form. Coeur will accept registered and bearer Debentures upon the same terms and subject to the same conditions. Bearer 6% Debenture certificates must, however, be tendered for their respective full principal amounts. There are separate Letters of Transmittal for registered Debentures and bearer Debentures.

     Debentures will be accepted for exchange under the Exchange Offer only after timely receipt by the Exchange Agent of certificates for such Debentures or, if the Debentures are registered, a timely confirmation of a book-entry transfer of such Debentures into the Exchange Agent's account at The Depository Trust Company ("DTC") book-entry transfer facility, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an Agent's Message (as defined in the Preliminary Prospectus) in the case of a book-entry transfer, or the specific acknowledgement in the case of a tender through the DTC Automated Tender Offer Program (as defined in the Preliminary Prospectus) and any other documents required by the Letter of Transmittal.

     Upon the terms and subject to the conditions of the Exchange Offer, if more than 25% of the outstanding principal amount of the 6% Debentures and more than 80% of the aggregate outstanding principal amount of the 6 3/8% and 7 1/4% Debentures have been properly tendered (and not withdrawn) prior to the expiration date, Coeur will accept properly tendered Debentures on a pro rata basis. All other Debentures that have been tendered and not accepted for exchange will be returned to the Debenture holder as promptly as practicable after the expiration date.

     Coeur expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Exchange Offer is open and thereby delay acceptance for exchange of, and issuance of Exchange Notes for, any Debentures by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof no later than 9:00 AM, New York City time, 2:00 PM London time, on the next business day after the previously scheduled expiration date. During any such extension, all Debentures previously tendered and not withdrawn will remain subject to the Exchange Offer and to the rights of a tendering Debenture holder to withdraw the holder's Debentures.

     Tenders of Debentures under the Exchange Offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for exchange by Coeur under the Exchange Offer, may also be withdrawn at any time after 5:00 PM, New York City time, 10:00 PM London time, on August 24, 2001. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by The Bank of New York at one of its addresses set forth on the back cover page of the Preliminary Prospectus. Withdrawal procedures for registered and bearer Debentures are set forth in the Preliminary Prospectus. All questions as to the form and validity of any notice of withdrawal, including the time of receipt, will be determined by Coeur, in its sole discretion, whose determination will be final and binding. None of Coeur, The Bank of New York, as the Exchange Agent, D.F. King & Co., Inc., or D.F. King (Europe), each as the Information Agent, Robertson Stephens, as the Dealer Manager, or Robertson Stephens International, as the International Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

     Debenture holders are urged strongly to read the Preliminary Prospectus for a description of certain U.S. federal income tax considerations relating to the Exchange Offer. In addition, Debenture holders are advised to consult their own tax advisors on the application of U.S. federal, state, and local tax laws and foreign tax laws.

     The Preliminary Prospectus, the related Letter of Transmittal and other Exchange Offer and Cash Offer materials are being mailed promptly to record holders of Debentures whose names appear on Coeur's Debenture holder lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Debenture holder list or, if applicable who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Debentures.

     Holders of bearer 6% Debentures or their custodians may obtain copies of the Preliminary Prospectus, Letter of Transmittal and other Exchange Offer and Cash Offer materials for bearer 6% Debentures by contacting the Information Agent, International Dealer Manager or Dealer Manager at the telephone numbers and addresses set forth below.

     THE PRELIMINARY PROSPECTUS, RELATED LETTERS OF TRANSMITTAL AND OTHER EXCHANGE OFFER MATERIALS CONTAIN IMPORTANT INFORMATION CONCERNING THE EXCHANGE OFFER AND CASH OFFER. DEBENTURE HOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY BEFORE MAKING ANY DECISION REGARDING THE OFFER.

     Coeur is making the Exchange Offer to substantially reduce its outstanding debt, increase its shareholders' equity due to an extraordinary gain that would be recognized upon the retirement of the Debenture indebtedness, improve its cash flow, and improve its overall capital structure.

     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Preliminary Prospectus and is incorporated herein by reference.

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the respective telephone number and addresses set forth below. Additional copies of the Preliminary Prospectus, the Letters of Transmittal and all other exchange offer materials may be obtained from the Information Agent at the addresses and telephone numbers set forth below and will be promptly furnished at Coeur's expense. These documents also are available at the U.S. Securities and Exchange Commission's web site: www.sec.gov. Debenture holders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Exchange and Cash Offers. To confirm delivery of tendered Debentures, Debenture holders are directed to contact the Exchange Agent.

    The Information Agent in the United States                The Information Agent in Europe
    for the Exchange Offer and Cash Offer is:            for the Exchange Offer and Cash Offer is:

             D.F. King & Co., Inc.                                D.F. King (Europe) Limited
        77 Water Street, 20th Floor                          2nd Floor, 2 London Wall Buildings
         New York, New York 10005                                     London EC2M 5PP
Banks and Brokers Call Collect: 212-269-5550                              England
   All Others Call Toll Free: 800-755-7250                     Tel: 44-207-920-9700 (collect)

                        The Exchange Agent for the Exchange Offer is:

           Bearer 6% Debentures                                      All Other Debentures

            The Bank of New York                                     The Bank of New York
              30 Cannon Street                                        101 Barclay Street
          London, England EC4M 6XH                               Securities Processing Windows
             Attn: Huriye Davey                                    Reorganizations, Floor 7-E
            Tel: 44-207-964-6582                                      Attn: Diane Amoroso
            Attn: Julie McCarthy                                   New York, New York 10286
            Tel: 44-207-964-6513                                      Tel: 212-815-3738
            Fax: 44-207-964-6369                                      Fax: 212-815-6339

The Dealer Manager in the United States for the     The International Dealer Manager for the Exchange Offer
Exchange Offer and Placement Agent for the Cash     and International Placement Agent for the Cash Offer is:
Offer is:

            Robertson Stephens                                 Robertson Stephens International
     555 California Street, Suite 2600                                 39 Victoria Street
          San Francisco, CA 94104                                  London, England SW1H 0ED
             Tel: 800-234-2663                                     Tel: 011-44-207-798-6600

June 29, 2001